As filed with the Securities and Exchange Commission on March 28, 2025

Registration No. 333-276242

Registration No. 333-268524

Registration No. 333-263455

Registration No. 333-260292

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-276242

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-268524

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-263455

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-3 REGISTRATION STATEMENT NO. 333-260292

Gritstone bio, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

47-4859534

(I.R.S. Employer Identification Number)

5959 Horton Street, Suite 300

Emeryville, California 94608

(510) 871-6100

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Vassiliki Economides

Interim Chief Executive Officer and Chief Financial Officer

Gritstone bio, Inc.

5959 Horton Street, Suite 300

Emeryville, California 94608

(510) 871-6100

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statements.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post Effective Amendments”) relate to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”) filed by Gritstone bio, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”).

•	Registration Statement on Form S-3 (No. 333-276242), filed with the SEC on December 22, 2023 and declared effective on December 29, 2023;

•	Registration Statement on Form S-3 (No. 333-268524), filed with the SEC on November 22, 2022, and declared effective on December 1, 2022;

•	Registration Statement on Form S-3 (No. 333-263455) filed with the SEC on March 10, 2022, and declared effective on May 6, 2022; and

•

Registration Statement on Form S-3 (No. 333-260292), filed with the SEC on October 15, 2021, as amended by Amendment No. 1, filed with the SEC on October 29, 2021, and declared effective on October 29, 2021.

On October 10, the Company filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). It is expected that the Bankruptcy Court will enter an order (the “Confirmation Order”) confirming the First Modified Plan of Reorganization of Gritstone bio, Inc. (the “Plan”). The Company expects that the effective date of the Plan will occur once all conditions precedent to the Plan have been satisfied.

As a result of the Chapter 11 Case and in accordance with the Plan, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. Accordingly, effective upon filing of these Post-Effective Amendments, the Company hereby removes from registration all such securities of the Company that are registered but unsold under the Registration Statements, if any. Effective upon filing of these Post-Effective Amendments, the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California, on March 28, 2025. No other person is required to sign these Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

GRITSTONE BIO, INC.

/s/ Vassiliki “Celia” Economides
Name:	Vassiliki “Celia” Economides
Title:	Interim Chief Executive Officer and Chief Financial Officer